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                                                                      Exhibit 23

The Board of Directors and Shareholders
PhyCor, Inc.


We consent to incorporation by reference in the registration statements of PhyCor, Inc. on Form S-3 (No. 33-98528), Form S-4 (Nos. 33-66210, 33-98530,
333-45017, and 333-45209) and Form S-8 (Nos. 33-65228 and 33-85726) of our
reports dated February 18, 1998, relating to the consolidated balance sheets of PhyCor, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which reports appear in the December 31, 1997 annual report on Form 10-K of PhyCor, Inc.


                                       /s/ KPMG Peat Marwick LLP



Nashville, Tennessee
March 31, 1998